                   Exhibit 10.02
Subject: Role Based Allowance Increase - STRICTLY PRIVATE & CONFIDENTIAL

Dear Paco Ybarra,

I am writing to confirm that you are eligible to receive a Role Based Allowance increase subject to the terms and conditions set out in this letter and your previous communications you have received on the subject. Please acknowledge your understanding and acceptance of the amendments to your contract of employment set out below (and in particular to acknowledge and accept the agreement we have reached that the payments described in this letter will not be counted in any assessment of your entitlement to benefits) by signing the bottom of this letter and returning to your local HR representative no later than 3rd July 2020.

General

1.Effective from 1st Jan 2020, you will receive a Role Based Allowance increase of GBP 1,022,000 taking your yearly Role Based Allowance to GBP 5,500,000.

2.The monthly instalment of the increased Role Based Allowance will be paid in cash via the normal Company payroll at the earliest opportunity following receipt of this signed letter (the “Payment Date”). The first payment will include an additional sum representing a backdated amount to 1 January 2020. Thereafter you will receive the Role Based Allowance in equal monthly instalments on the usual pay date.

Termination of employment

3.The Company will cease payment of any outstanding instalments of the Role Based Allowance if your employment terminates or if you commence any period of garden leave.

Impact on Benefits

4.The Role Based Allowance will not be taken into account when calculating any contractual or Citi discretionary salary-related benefits or payments which you may be eligible to receive at any time (including but not limited to payment in lieu of notice, payment in lieu of accrued holiday on termination, discretionary redundancy pay, Pension Allowance or life assurance benefits, Group Income Protection or any other contractual or discretionary benefit you may be eligible to receive from any member of the Group). Furthermore, the Role Based Allowance will not be considered part of your Select Reference Salary and will therefore not impact on any Select benefits you may be eligible to receive.

5.In particular, you expressly agree for the purposes of any Citi pension plan of which you are or will become a member (the “Plan”) the Role Based Allowance will not be taken into account when assessing your salary and your entitlement to any benefits under the Plan, notwithstanding any contrary provision in the Plan rules and that the intention of this letter is (to the extent necessary) to over-ride the terms of the relevant Plan rules.

Deferral of incentive payments

6.You will be notified subsequently of the precise deferral structure for this year, as well as the post-vesting "retention period" during which a sales restriction continues to apply. Please note that Citi’s deferral arrangements may vary from year to year at Citi’s entire discretion. We will let you know the deferrals applicable for this year when we are in a position to do so.

1.Please note that this structure may be subject to change by Citi and is also dependent on ongoing regulatory requirements and overall levels of total remuneration.

Miscellaneous

2.The details of this increase will be publicly filed as required by US law.

3.The Role Based Allowance is offered by the Company on the understanding that it is in compliance with current regulatory requirements governing the remuneration of material risk takers. It is also offered on the understanding that the Role Based Allowance constitutes fixed pay within the meaning of the Pay Regulations. In the event that:

a.the Company becomes subject to rules or guidance (issued by any relevant competent regulatory authority) that indicate that the Role Based Allowance does not comply with the Pay Regulations, or will not constitute fixed pay; or

b.any relevant competent regulator notifies the Company that the Role Based Allowance increase does not comply with the Pay Regulations (or does not constitute fixed pay),

then the Company reserves the right to terminate or amend the terms on which the Role Based Allowance is paid so far as the Company considers reasonably necessary.

4.Please check your updated payroll information and if for any reason, you consider you have been paid an incorrect amount, you should contact your local HR.

5.Please note that the Role Based Allowance is only paid while you hold your current role and organisational responsibilities and should you change role or your organisational responsibilities change significantly the Company reserves the right to cease the Role Based Allowance with immediate effect.

6.For the purposes of this letter:

"Company" means the member of the Group by which you are employed or engaged from time to time; and

"Group" means Citigroup Inc. and any holding company or companies of Citigroup Inc. and any subsidiary or subsidiaries of Citigroup Inc. or of any such holding company.

“Pay Regulations” refers to CRDIV, the EBA Guidelines on Sound Remuneration Practices, and any local regulations implementing these.

7.All other terms and conditions of your employment remain unchanged and in full force and effect.

/s/ Louise Bushby
Sincerely, Louise Bushby
EMEA Head of Reward & Mobility
For and on behalf of the Company

I understand and agree to the amendments to my contract of employment set out in this letter:

/s/Paco Ybarra

Paco Ybarra
Dated: 29th June 2020